EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING APPOINTS MICHAEL SILBERLING AS NEW CHIEF EXECUTIVE OFFICER

– Silberling and three new directors appointed to the Board –

Las Vegas, NV - August 26, 2014 - Affinity Gaming (“Affinity” or the “Company”) today announced that it has hired Michael Silberling as Chief Executive Officer. Mr. Silberling, who succeeds David Ross, effective immediately, has also been named a member of the Board of Directors (the “Board”).

Mr. Silberling joins Affinity from a senior leadership position at Caesars Entertainment Corporation, formerly known as Harrah’s Entertainment Inc., with more than two decades experience and a proven track record of successfully transforming operations in the gaming industry. During his time at Harrah’s, he gained direct experience operating multiple properties in markets where Affinity does business namely in Iowa and Missouri, as well as in Northern and Southern Nevada. Most recently, Mr. Silberling concluded an assignment in the U.K. as President of International Operations where his hands on leadership style resulted in the successful competitive repositioning and turnaround of more than 12 properties in seven countries. Before Caesars, Mr. Silberling served as a senior operating executive at SKYCITY Entertainment Group. A native of Northern California, Mr. Silberling graduated with a Bachelor of Arts in Economics from Dartmouth College and a Masters in Business Administration from UCLA’s Anderson School of Management.

“After a comprehensive search that included a number of highly qualified candidates, we are delighted to appoint Michael as the leader of Affinity,” said Rich Parisi, Affinity’s Chairman. “Michael is a seasoned gaming executive whose skills, adaptability and impressive track record of success add tremendous value to Affinity. Michael understands the business and we are confident in his ability to help the Affinity achieve its strategic objectives.”

“It is a great privilege to join the Affinity team and I look forward to working with my talented colleagues to deliver added value to our business and shareholders,” said Mr. Silberling. “There is a meaningful opportunity to establish Affinity as the premier operator of regional gaming assets. I look forward to leveraging my operational and regional experience to ensure that Affinity grows its competitive position in the markets in which it operates.”

Affinity also announced that the Board has been reconstituted to include shareholder appointees James Zenni, Andrei Scrivens and James Cacioppo. All appointees are subject to requisite licensing and regulatory approval.

Mr. Parisi continued, “The addition of Mr. Zenni, Mr. Scrivens and Mr. Cacioppo adds considerable depth and talent to Affinity’s Board. Each seasoned executive brings strong direct experience relevant to the industry and the issues Affinity is facing. On behalf of the Board, I want to thank David Ross, Tom Benninger and Randy Fine, for their outstanding contributions to Affinity.”

“We continue to make significant strides in positioning Affinity for its next phase of growth,” commented Mr. Zenni, President and Chief Executive Officer of Z Capital. “We now have the right Board and leadership in place to focus on executing the company’s business strategy. I look forward to working together as we capitalize on Michael’s extensive gaming experience and take Affinity to the next level.”

Mr. Zenni is President and Chief Executive Officer of Z Capital Partners LLC, a leading private equity firm with approximately $1.7 billion of regulatory assets and committed capital under management, and is responsible for all portfolio management and business operations. Prior to Z Capital, Mr. Zenni was Managing Principal and co-founder of Black Diamond Capital Management, L.L.C. Prior to BDCM, he served as a Managing Director at Kidder Peabody & Co. Inc. Mr. Zenni is currently a member of the board of director for various private companies. He graduated from Xavier University with a Bachelor of Science degree in economics and attended Xavier University Graduate School of Business and University of Vienna School of Economics and Business Administration. Mr. Zenni has been "found suitable” or licensed by the gaming commissions of Nevada, Missouri, Iowa, Colorado and Florida.

Mr. Scrivens is a Managing Director of Z Capital Partners LLC and leads its investment activities in gaming, hospitality and leisure. He has over twenty years of experience as an investor, operator and advisor to companies requiring turnaround or transformation across a broad range of industries. Prior to Z Capital, Mr. Scrivens was a Director with Chilmark Partners where he was responsible for leading restructurings as well as providing interim financial management to portfolio companies. Mr. Scrivens also served as a senior manager with Arthur Andersen in its Restructuring Group. Mr. Scrivens graduated from the University of Illinois with Bachelor of Science degree in Accountancy and is a Certified Public Accountant. Mr. Scrivens has been licensed by the gaming commission of Florida

Mr. Cacioppo has served as Managing Partner and Portfolio Manager of One East Capital Advisors, L.P., an investment advisor, since March 2006. Prior to joining One East Capital Advisors, he held senior management and research positions at Sandell Asset Management Corp., Castlerigg Master Investments and Halcyon Management. Mr. Cacioppo also served as an investment banker at Smith Barney, Banker’s Trust and Wasserstein Perella, and a Senior Auditor at Dun and Bradstreet.  He was a member of the Board of Directors of Texas Petrochemicals, Inc. from 2008 to 2012. Mr. Cacioppo is a graduate of Colgate University and Harvard Business School.

About Affinity Gaming
Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of 11 casinos in four states, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

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Contacts:

Affinity Gaming

Donna Lehmann
Senior Vice President, Chief Financial Officer and Treasurer
(702) 341-2417

Marc H. Rubinstein
Senior Vice President, General Counsel and Secretary
(702) 341-2421